Exhibit 10.66

EXECUTIVE EMPLOYMENT AGREEMENT

FOR

John S. West

This Executive Employment Agreement (the “Agreement”) is entered into as of June 23, 2005 and effective as of the Closing (as defined below), by and between John S. West (“Executive”) and Solexa, Inc., a Delaware corporation (“Solexa”).

WHEREAS, Solexa has employed Executive effective upon the First Closing Date (as defined in the Acquisition Agreement) (“Closing”) of the business combination transaction between Solexa and Solexa Limited, a company registered in England and Wales (“Solexa UK”) pursuant to that certain Acquisition Agreement dated September 28, 2004 (“Acquisition Agreement”), in accordance with which Executive’s Solexa UK stock options have been exchanged for Solexa stock options and in which the acquisition of Solexa UK’s goodwill is a key asset motivating the participation of Solexa in the Acquisition Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and among the parties as follows:

1. EMPLOYMENT BY SOLEXA .

     1.1 Title and Responsibilities. Subject to the terms set forth herein, Solexa agrees to employ Executive effective on Closing in the position of Chief Executive Officer, and Executive hereby accepts such employment and office. It is also anticipated that Executive will be nominated with the support Solexa management for election by Solexa’s stockholders to serve on the board of directors of Solexa (the “Board”). During his employment with Solexa, Executive will devote substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Solexa’s general employment policies) to the business of Solexa and its affiliated entities (“Affiliates”). In addition to any additional reasonable duties and responsibilities delegated to Executive from time to time by the Board, Executive shall be responsible for the general supervision, direction, and authority over the business, affairs, and officers of Solexa and its Affiliates, and shall perform all the duties commonly incident to the office of a chief executive. Unless otherwise requested by the Board, Executive shall continue to serve as a director of Solexa so long as Executive is elected to the Board by Solexa’s stockholders.

     1.2 Budgetary Authority. So long as Executive is employed as Chief Executive Officer of Solexa, Executive shall have responsbility over the budgetary and financial affairs of Solexa subject to procedures and limitations established by the Board from time to time or contained in the Solexa’s bylaws or certificate of incorporation or subject to the Executive’s general fiduciary duties.

     1.3 Solexa Employment Policies. The employment relationship between Executive and Solexa shall be governed by the general employment policies and procedures of Solexa ,

including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with such general employment policies or procedures, this Agreement shall control. Executive agrees to execute Solexa ’s standard Proprietary Information and Inventions Agreement (“Inventions Agreement”) attached hereto as Exhibit A.

     1.4 Board Reporting. Executive shall keep the Board reasonably informed (in writing, if so requested) of his conduct of the business or affairs of Solexa and provide such explanations of his conduct as the Board may reasonably require.

     1.5 Prior Employment. From and after Closing, this Agreement shall govern Executive’s employment and services provided with regard to Solexa and its Affiliates, including Solexa UK, and the Executive Employment Agreement dated July 28, 2004, by and among Executive, Abingworth Management Inc., a California corporation (“Abingworth”) and Solexa UK (the “Prior Agreement”) will be terminated and shall have no further force or effect except with respect to obligations that have accrued thereunder upon or prior to Closing or which by their terms continue to apply in regard to services provided prior to Closing.

2. COMPENSATION AND BENEFITS.

     2.1 Salary; Housing Allowance; Taxes. For services rendered hereunder as Chief Executive Officer of Solexa , Executive shall receive an annualized base salary of Three Hundred and Fifty Thousand Dollars ($350,000.00), less required withholdings and deductions, payable in accordance with Solexa ’s standard payroll procedures. All elements of Executive’s compensation will be considered for annual changes upon the review and approval by the Board.

     2.2 Performance Bonuses. Executive shall be eligible for the annual and special bonuses set forth on Exhibit B attached hereto so long as Executive is employed by Solexa. All bonuses paid to Executive shall be paid out in accordance with Solexa’s standard payroll policies.

     2.3 Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard benefits and compensation plans which may be in effect from time to time and provided by Solexa to its executive level employees generally. In addition, at a minimum, Solexa shall provide the following benefits to Executive:

     (a) US-based company-paid health insurance for Executive and Executive’s dependents which is substantially the same as that provided to senior executives of Solexa;

     (b) Such monthly contributions, if any to a 401(k) as provided to other senior executives of Solexa;

     (c) Long-term and short-term disability insurance coverage to the extent of fifty percent (50%) of Executive’s starting base salary; and

     (d) Executive shall be entitled to twenty (20) paid days of vacation per year, to begin accruing upon Closing, which unused vacation accruals shall carry over from year to year, up to a maximum of twenty (20) days, after which no further vacation shall accrue until Executive has reduced his vacation accrual balance below twenty (20) days.

     2.4 Issuance of Options to Purchase Solexa Stock.

As soon as practicable after Closing, Solexa shall issue to Executive an option (“Option”) under Solexa’s 1992 Stock Option Plan (the “Plan”) to purchase 600,000 shares of common stock of Solexa at an exercise price equal to the fair market value of Solexa’s common stock on the last market trading day prior to the effective date of such Option as set forth in the Plan. The shares underlying the Option shall vest in substantially equal monthly installments over the 48 months beginning with effect from August 9, 2004.

     2.5 Business Expense Reimbursement. Solexa shall reimburse Executive for all reasonable travel (airfare, hotels, meals, fees, etc.), entertainment or other business expenses he incurs in furtherance of or in connection with the performance of his duties hereunder, in accordance with Solexa ’s expense reimbursement policies as in effect from time to time. To the extent reasonably practicable, upon the request of Executive, Solexa shall pay all such expenses in advance.

     2.6 Liability and Indemnification. Solexa shall indemnify Executive as a corporate officer of Solexa and its affiliates to the maximum extent extended to the other officers and directors of each such entity and as required by law (such indemnification is set forth in the agreement attached as Exhibit C) and for claims relating to Executive’s duties for Solexa but arising out of his previous employment. In addition, for so long as Executive is employed as an executive officer or director Solexa or its Affiliates, Solexa shall use commercially reasonable efforts to maintain an insurance policy or policies providing liability insurance for directors, officers and employees of Solexa and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of Solexa, and Executive shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies.

3. OUTSIDE ACTIVITIES; NON-COMPETE.

     3.1 Activities. Executive may (a) engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder and (b) serve as a member of the board of directors of any entity so long as such service does not, in the sole discretion of the Board, materially interfere with the performance of his duties hereunder or violate Section 3.2 hereof. Executive agrees to consult the Board at the first appropriate opportunity and in any case prior to the commencement of any such board service.

     3.2 Non-Competition During Employment. During his employment by Solexa, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity anywhere in the world with major businesses or business units making instrument systems for high speed sequencing of DNA (other than companies making systems primarily for genotyping or gene expression); provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than five percent (5%) of the voting stock of such corporation.

     3.3 Non-Competition Post Employment. As the acquisition of goodwill is a key asset motivating the participation of Solexa in the Acquisition Agreement, for a period of one year after the termination of the Executive’s employment hereunder howsoever arising, Executive will not directly, whether as an officer, director, stockholder holding more than 5% of the voting stock of the relevant corporation, or partner be employed or engaged anywhere in the world in either a company whose main business is the making of instrument systems for high speed sequencing of DNA, or be employed in direct operational control of the business unit of a larger company which business unit has as its main business the making of instrument systems for high speed sequencing of DNA (other than companies or business units, as applicable, making systems primarily for genotyping or gene expression).

     3.4 Non-solicitation of staff. During his employment under this Agreement and for a period of one year after the termination of the Executive’s employment hereunder howsoever arising, Executive shall not without the prior written consent of the Board directly or indirectly employ, engage or endeavour to entice away from Solexa any key personnel.

     3.5 Non-solicitation of customers. During his employment under this Agreement and for a period of one year after the termination of the Executive’s employment hereunder howsoever arising, Executive shall not induce or seek to induce, by any means involving the disclosure or use of confidential information, any customer or corporate partner of Solexa to cease dealing with Solexa or to restrict or vary the terms upon which it deals with Solexa.

     3.6 Enforceability. If any part of this entire Section 3 is found to be unenforceable by a competent court with jurisdiction over this Agreement, notwithstanding any other provision in this Agreement to the contrary, nothing shall be paid to Executive under this Agreement and no other benefits shall accrue under this Agreement except for the payment of wages and benefits accrued immediately as of Executive’s termination of employment with Solexa.

4. OTHER AGREEMENTS.

Executive represents and warrants that his employment by Solexa will not conflict with and will not be constrained by any prior agreement or relationship with any third party which has not been disclosed to Solexa . During Executive’s employment by Solexa , Executive may use, in the performance of his duties, all information generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

5. TERMINATION OF EMPLOYMENT.

     5.1 At-Will Employment. Executive’s relationship with Solexa is at will. Both Executive, on the one hand, and Solexa on the other, shall have the right to terminate Executive’s employment with Solexa at any time with or without Cause (as defined below). In the event of such termination, Executive agrees to resign from the Board and any committees of the Board on which he may be serving, effective as of the date of termination. Notwithstanding any other provision of the Agreement, the Board shall be under no obligation to vest in or assign to Executive any powers or duties or provide any work for Executive, and the Board may at any time prior to termination and from time to time suspend the Executive from the performance of his duties or exclude him from any premises of Solexa and its Affiliates, in which case the other provisions of this Agreement shall continue to have full force and effect.

     5.2 Termination for Cause. If Solexa terminates Executive’s employment at any time for Cause (as defined below), Executive’s salary shall cease on the date of termination and Executive shall not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.

     (a) Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) Executive’s knowing and willful action which is or is likely to be seriously injurious to Solexa ; (ii) any intentional act by Executive in connection with his responsibilities as an employee constituting fraud or a felony crime; (iii) Executive’s consistent failure to report for work; (iv) persistent or repeated material breach of this Agreement; or (v) Executive becoming disqualified from holding office through his own act or omission; provided that in any such event, there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has committed one of the acts set forth in clauses (i)-(v) above and provides Executive with thirty (30) days to take corrective action (which may include any suspension period). Notwithstanding the foregoing, Cause shall not include Executive’s physical or mental disability or death, poor operating results of Solexa, litigation filed against Solexa or Executive, or general incompetence.

     5.3 Termination Without Cause. Except as provided in Section 6 below under “Change of Control” “Change of Control Acceleration Benefit” if Executive’s employment is terminated at any time without Cause, Executive shall be entitled to the following severance benefits:

     (a) a lump sum payment in an amount equal to twelve (12) months of Executive’s base salary as of his termination date, less required withholdings and deductions;

     (b) reimbursement of the cost of continued health insurance coverage for Executive and Executive’s eligible dependents, regardless of whether Executive elects continued coverage under federal COBRA or any state equivalent or elects to procure reasonably equivalent private coverage, for a period of twelve (12) months from the termination date; and

     (c) shares subject to the outstanding options to purchase Solexa stock then held by Executive which, but for such termination, would have become vested over the succeeding twelve (12) months following such termination shall immediately vest and become exercisable.

     5.4 Executive’s Voluntary Resignation. Executive may voluntarily terminate his employment hereunder at any time with a minimum of one month notice, and with or without Good Reason (as defined below). If Executive voluntarily terminates his employment other than for Good Reason, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.

     5.5 Termination for Death or Disability. Executive’s employment will be terminated in the event of Executive’s death, or, subject to applicable law, any illness, disability or other incapacity that renders Executive physically or mentally unable to perform his duties hereunder for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days in any consecutive twelve (12) month period. The determination regarding whether Executive is physically or mentally unable to perform his duties shall be based on the opinion of Executive’s physician(s) and/or mental health professional(s). Executive’s inability to be physically present on Solexa’s premises shall not constitute a presumption that Executive is unable to perform such duties. If Executive’s employment is terminated for death or disability as described in this Section, Executive or Executive’s heirs, successors, and assigns shall not receive any compensation or benefits other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefits plans.

     5.6 Executive’s Resignation for Good Reason. Executive may resign his employment for Good Reason so long as Executive tenders his resignation to Solexa within one hundred and twenty (120) days after Executive learns of the occurrence of the event which forms the basis for his termination for Good Reason. Except as provided under Section 6.2 of this Agreement, if Executive terminates his employment for Good Reason, Executive shall be entitled to the same severance benefits as set forth in Section 5.3 above. In the event of Executive’s termination/resignation for Good Reason, severance benefits under Section 5.3(a) or Section 6.2(a)(i), shall be based on Executive’s base salary immediately prior to any reduction that constitutes Good Reason under Section 5.6(a)(ii).

     (a) Definition of “Good Reason”.

          For purposes of this Agreement, “Good Reason” shall mean any one of the following events without Executive’s express written consent: (i) a substantial reduction of Executive’s duties, title, authority, status, or responsibilities; (ii) a reduction of Executive’s then current base salary; (iii) the relocation of Executive, without Executive’s consent, to a facility or location more than 50 miles from his current home at the date of this Agreement; (iv) a material breach by Solexa of any of its obligations under this Agreement.

6. CHANGE OF CONTROL.

     6.1 Definition. For purposes of this Agreement, a “Change of Control” means the happening of any of the following events:

     (a) A dissolution or liquidation of Solexa.

     (b) A sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Solexa.

     (c) A consolidation or merger of Solexa in which Solexa is not the continuing or surviving corporation or pursuant to which the stock of Solexa would be converted into cash, securities or other property, other than a merger or consolidation of Solexa in which the holders of such entity’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger in substantially the same proportions of ownership of shares of Solexa immediately prior to the merger or consolidation.

     (d) A sale or exchange by the shareholders of Solexa, in a single transaction or series of related transactions, of more than fifty percent (50%) of the voting stock of such entity, after which the shareholders of such entity immediately before such transaction do not retain immediately after such transaction, in substantially the same proportions of their ownership of shares of Solexa immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the combined voting power of such entity.

     6.2 Change of Control Termination. If, within six (6) months prior to or twelve (12) months following a Change of Control, Executive’s employment is terminated without Cause or Executive resigns from employment for Good Reason (a “Change of Control Termination”), Executive shall be eligible to receive the severance benefits described in Section 6.2(a).

     (a) Severance Benefits. In the event of a Change of Control Termination, Executive shall receive the following severance benefits in lieu of those set forth in Section 5 above:

     (i) a lump sum payment in an amount equal to twelve (12) months of Executive’s base salary as of his termination date, less required withholdings and deductions; and

     (ii) reimbursement of the cost of continued health insurance coverage for Executive and Executive’s eligible dependents, regardless of whether Executive elects continued coverage under federal COBRA or any state equivalent or elects to procure reasonably equivalent private coverage, for a period of twelve (12) months from the termination date.

     6.3 Change of Control Acceleration Benefit. If, at any time during Executive’s term of employment, there is a Change of Control, shares subject to the outstanding options to purchase Solexa stock then held by Executive which are scheduled to vest over the succeeding twenty-four (24) months following the Change of Control shall immediately vest and become exercisable. In the event Executive becomes entitled to this benefit, he shall no longer be entitled to any vesting acceleration benefit pursuant to Section 5.3 or 5.6.

     GENERAL PROVISIONS.

     7.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission or the third day after mailing by first class mail) to each party hereto at his or its address as listed on the signature page hereto (which address may be changed by written notice).

     7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

     7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     7.4 Entire Agreement. This Agreement and its Exhibits together constitute the entire agreement among Executive and Solexa and supersede any prior agreement, promise, representation, or statement written or otherwise among such parties with regard to this subject matter. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of Solexa.

     7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Solexa and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the other parties hereto, which shall not be withheld unreasonably.

     7.8 Remedies. Executive’s duties under Section 3 shall survive termination of Executive’s employment. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the Inventions Agreement would be inadequate, and Executive therefore agrees that Solexa shall be entitled to injunctive relief in case of any such breach or threatened breach.

     7.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to conflicts of laws principles thereof, as applied to contracts made and to be performed entirely within California.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SOLEXA, INC.

By:	/s/ Craig C. Taylor

Name: Craig C. Taylor

Title: Chairman of the Board

Address:

John S. West

/s/ John West

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

ANNUAL AND SPECIAL PERFORMANCE BONUSES

In addition to the base compensation payable to Executive as provided in Section 2.1, Solexa shall pay to Executive, as compensation for his continued services to Solexa, the following:

          (a) In respect of fiscal year 2005, Solexa shall pay to the Executive an aggregate lump sum bonus of up to forty per cent (40%) of Executive’s annual salary (subject to adjustment pursuant to good faith negotiations between Executive and Solexa ) proportionately upon achievement of the milestones set forth in the business plan as approved by the Board.

          (b) Thereafter, Executive shall be paid an annual bonus on a similar basis as (a) above as determined pursuant to good faith negotiations between Executive and Solexa based on the achievement of milestones set forth in the annual operating plan developed by Solexa’s management team and approved by the compensation committee of the Board.

          (c) Until August 9, 2006, upon the initial closing of any collaboration or other strategic alliance or partnership the terms of which provide for at least Four Million Dollars ($4,000,000) of committed cash investment in or payment to Solexa other than for goods or services, Solexa shall, unless such investments or payments fall within Section (d) below, pay to Executive, when received by Solexa, an aggregate lump sum bonus equal to the greater of: (i) one percent (1%) of the aggregate committed amount to be paid in such transaction (without regard to any commissions or other transaction expenses paid by Solexa), such amount to include upfront payments, payments in respect of intellectual property and the premium for any equity investment above the market price of Solexa stock; or (ii) One Hundred Thousand Dollars ($100,000).

          (d) In the event of a Change of Control (as defined in Section 6) Solexa shall pay to Executive an aggregate lump sum bonus equal to the greater of (i) two percent (2%) of the amount by which the value received by Solexa’s stockholders in connection with the Change of Control exceeds the sum of Fifty Million Dollars ($50,000,000) plus the aggregate gross proceeds received by Solexa through sales of equity securities after the Closing; or (ii) One Hundred Thousand Dollars ($100,000).

EXHIBIT C

INDEMNIFICATION AGREEMENT